UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 27, 2009

Date of Report (Date of earliest event reported)

ResMed Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15317	98-0152841
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14040 Danielson Street

Poway, California 92064-6857

(Address of Principal Executive Offices) (Zip Code)

(858) 746-2400

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On February 27, 2009, ResMed Inc., and our wholly-owned subsidiaries, ResMed Corp., ResMed EAP Holdings Inc. and ResMed Motor Technologies Inc., entered into a Third Amendment to the March 1, 2006 Second Amended and Restated Revolving Loan Agreement with Union Bank of California, N.A.

In the Third Amendment, we agreed to certain changes in the loan agreement to maintain the revolving commitment at $65 million, which would have otherwise been reduced to $55 million as of March 1, 2009. The loan agreement was also amended to revise our obligation to maintain certain financial covenants. The minimum fixed charge coverage ratio was revised to exclude capital expenditures related to construction of our new headquarters building. The requirement that ResMed Corp. and ResMed Motor Technologies Inc. maintain minimum earnings before interest, taxes, depreciation and amortization, or EBITDA, was increased to $15 million. Finally, the requirement that we meet certain minimum liquidity was eliminated.

A copy of the Third Amendment is attached as Exhibit 10.1 to this report, and the summary above is qualified by reference to the entire document.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibits:	Description of Document

10.1	Third Amendment to Second Amended and Restated Revolving Loan Agreement dated as of February 27, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 5, 2009	RESMED INC.

	By:	/s/ David Pendarvis
	Name:	David Pendarvis
	Its:	Secretary, Global General Counsel and Senior Vice President –Organizational Development

EXHIBIT INDEX

Exhibits:	Description of Document

10.1	Third Amendment to Second Amended and Restated Revolving Loan Agreement dated as of February 27, 2009